UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2021

VIMEO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40420	85-4334195
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File No.)	Identification No.)

555 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 314-7300

VIMEO HOLDINGS, INC.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)
Common Stock, par value $0.01	VMEO	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01.	Other Events.

This Current Report on Form 8-K is being filed in connection with the closing under the previously disclosed Amended and Restated Agreement and Plan of Merger, dated as of March 12, 2021 (the “Merger Agreement”), by and among Vimeo, Inc. (formerly known as Vimeo Holdings, Inc., the “Company”), Stream Merger Sub, Inc. (“Merger Sub”) and Vimeo.com, Inc. (formerly known as Vimeo, Inc., “Vimeo.com”), pursuant to which, on May 25, 2021, Merger Sub was merged with and into Vimeo.com, with Vimeo.com continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Vimeo.com merger”).

At the effective time of the Vimeo.com merger, each share of Class A voting common stock, par value $0.01, of Vimeo.com and each share of Class B non-voting common stock, par value $0.01, of Vimeo.com issued and outstanding immediately prior to the effective time of the Vimeo.com merger (other than certain shares that were cancelled pursuant to the Merger Agreement) was converted into the right to receive 1.0143 shares of common stock, par value $0.01, of the Company (“Company Common Stock”), with cash to be paid in lieu of fractional shares.

The Vimeo.com merger occurred following the completion by IAC/InterActiveCorp, on May 25, 2021, of the spin-off of the Company to IAC’s stockholders. Immediately following the closing of the Vimeo.com merger, there were approximately 154.8523 million shares of Company Common Stock (including 4,870,500 restricted shares subject to performance and time-based vesting requirements) and 9,399,250 shares of Class B common stock, par value $0.01 per share, of the Company outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIMEO, INC.

By:	/s/ Michael A. Cheah
Name:	Michael A. Cheah
Title:	General Counsel and Secretary

Date: May 26, 2021